Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Gerald T. Mulligan
President & CEO (978) 725-7555
LSB Corporation Repays Treasury’s $15 Million Preferred Stock Investment Under the Capital Purchase Program
NORTH ANDOVER, MA, — (MARKET WIRE) — November 18, 2009 — LSB Corporation (NASDAQ-LSBX) (the “Company”) today announced that it repurchased, effective today, the U.S. Treasury Department’s $15.0 million preferred stock investment under the Treasury’s Capital Purchase Program that was part of the broader TARP initiative.
“Given LSB Corporation’s strong capital position, federal regulators granted the Company approval to repurchase the U.S. Treasury’s preferred stock investment,” said Gerald T. Mulligan, President and CEO of LSB Corporation and River Bank. “Our participation in the Capital Purchase Program, which at the time was available only to healthy institutions, added a level of confidence to expand our lending capabilities during the economic challenges of the past year. However, due to changes in the program imposed by Congress and ongoing negative public perception, we believe that it is in the best interests of our shareholders and customers to now repay the Treasury’s investment and exit the program as soon as possible.”
The Company and the Bank exceeded the federal regulatory standards to be considered “well-capitalized” prior to participation in the Capital Purchase Program and will continue to be “well-capitalized” after repayment to the Treasury.
LSB Corporation repurchased all 15,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, with a liquidation value of $1,000 per share, issued on December 12, 2008. As part of this program, the Treasury was also issued a warrant to purchase 209,497 shares of LSB Corporation common stock with an initial exercise price of $10.74 per share. Now that the Company has redeemed the preferred stock investment, it has the right to repurchase the warrant at a price to be determined through negotiations with the U.S. Treasury. The Company intends to negotiate for the repurchase of the warrant. However, the repurchase price for the warrant will be subject to those negotiations and there can be no assurance that it will be repurchased. The Company has no immediate plans to raise additional capital at this time.
Press releases and SEC filings can be viewed on the internet at our website www.RiverBk.com/press-main.html or www.RiverBk.com/stockholder-info.html, respectively.
LSB Corporation is a Massachusetts corporation that conducts all of its operations through its sole subsidiary, River Bank (the “Bank”). The Bank offers a range of commercial and consumer loan and deposit products and is headquartered at

30 Massachusetts Avenue, North Andover, Massachusetts, approximately 25 miles north of Boston. River Bank operates 5 full-service banking offices in Massachusetts in Andover, Lawrence, Methuen (2) and North Andover and 2 full-service banking offices in New Hampshire in Derry and Salem. As of September 30, 2009, the Company had total assets of $807 million and total deposits of $471 million.
The reader is cautioned that this press release may contain certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are expressions of management’s expectations as of the date of this press release regarding future events or trends and which do not relate to historical matters. Such expectations may or may not be realized, depending on a number of variable factors, including but not limited to, changes in interest rates, changes in real estate valuations, general economic conditions (either nationally or regionally), regulatory considerations and competition. For more information about these factors, please see our recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. As a result of such risk factors and uncertainties, the Company’s actual results may differ materially from such forward-looking statements. The Company does not undertake and specifically disclaims any obligation to publicly release updates or revisions to any such forward-looking statements as a result of new information, future events or otherwise.